Exhibit 10.4

FIRST AMENDMENT AND CONSENT

TO

REVOLVING LOAN AGREEMENT

FIRST AMENDMENT AND CONSENT TO REVOLVING LOAN AGREEMENT (this “Amendment”), dated as of May 23, 2013, by and between UNIVERSAL INSURANCE HOLDINGS, INC., a Delaware corporation (“Borrower”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, and its successors and assigns (“Lender”).

RECITALS:

WHEREAS, Borrower and Lender have entered into that certain Revolving Loan Agreement, dated as of March 29, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”; except as otherwise herein expressly provided, all capitalized terms used herein shall have the meanings assigned to such terms in the Loan Agreement), pursuant to which Lender provides Borrower with certain financial accommodations;

WHEREAS, Borrower has requested that Lender make certain amendments to the Loan Agreement;

WHEREAS, Borrower has also requested that Lender consent to the execution and delivery by (a) Borrower of that certain Term Loan Agreement dated as of the date hereof (the “RenRe Loan Agreement”) by and between Borrower and RenaissanceRe Ventures Ltd., a company organized and existing under the laws of Bermuda (“RenRe”), an executed copy of which is attached hereto as Exhibit A, pursuant to which Borrower will incur Indebtedness in the amount of $20,000,000 (the “RenRe Indebtedness”) and (b) certain subsidiaries of Borrower (the “RenRe Guarantors”) of that certain Subsidiary Guaranty and Suretyship Agreement dated as of the date hereof (the “RenRe Guaranty”), an executed copy of which is attached hereto as Exhibit B, pursuant to which each such subsidiary will guarantee all of the RenRe Indebtedness; and

WHEREAS, Lender has agreed to such requests on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Consent. Subject to satisfaction of the conditions precedent set forth in Section 3 below, Lender hereby consents to (a) the execution and delivery by Borrower of the RenRe Loan Agreement, (b) the execution and delivery by the RenRe Guarantors of the RenRe Guaranties, (c) the incurrence by Borrower of the RenRe Indebtedness pursuant to the RenRe Loan Agreement and (d) the guarantee by the RenRe Guarantors of the RenRe Indebtedness pursuant to the RenRe Guaranties.

Section 2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, Borrower and Lender hereby agree to amend the Credit Agreement as follows:

(a) The following defined terms set forth in Section 1.1 of the Loan Agreement are hereby amended in their entirety as follows:

“Change of Control” (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “Person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower (other than a “Person” or “group” that beneficially owns thirty-five percent (35%) or more of such outstanding Equity Interests of Borrower on the Closing Date); (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by a majority of the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the cessation of ownership (directly or indirectly) by Borrower, free and clear of all Liens or other encumbrances, of 100% of the outstanding voting Equity Interests of its Subsidiaries on a fully diluted basis, except as permitted under Section 5.4 hereof. Notwithstanding the foregoing, a “Change of Control” for purposes of this Agreement shall be not deemed to have occurred as a result of (i) the redemption by Borrower of any of its Equity Interests owned by Bradley I. Meier and/or (ii) the acquisition by RenRe of any of Borrower’s Equity Interests.

“Funded Debt” means, as to any Person, all Indebtedness of such Person for borrowed money or guarantees of such Indebtedness (and with respect to Borrower and its Subsidiaries shall include, without limitation, the Loans, the Surplus Note and the RenRe Indebtedness).

“Loan Documents” means this Agreement, the Note, the RenRe Sharing Agreement and such other documents, agreements, consents, affidavits or instruments which have been or will be executed in connection with this Agreement or any such other agreement or instrument and any additional documents delivered in connection with this Agreement and the transactions contemplated hereunder, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“Loans” means the revolving loans made hereunder to Borrower pursuant to Section 2.1 hereof.

“Permitted Indebtedness” means (a) Borrower’s Obligations hereunder, (b) the Indebtedness of UPCIC under the Surplus Note, (c) the RenRe

Indebtedness and the Indebtedness of the RenRe Guarantors under the RenRe Guaranty and (d) any other Indebtedness approved by Lender in writing.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other Equity Interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower including, without limitation, APPCIC, UPCIC and Guarantors.

(b) The following defined terms are hereby inserted in Section 1.1 of the Loan Agreement in the appropriate alphabetical order:

“First Amendment” means that certain First Amendment and Consent to Loan Agreement dated as of the First Amendment Effective Date by and between Borrower and Lender.

“First Amendment Effective Date” means May 23, 2013.

“Guaranty” means that certain Subsidiary Guaranty and Suretyship Agreement dated as of the First Amendment Effective Date executed and delivered by Guarantors to Lender, as amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Guarantors” means Universal Risk Advisors, Universal Adjusting Corporation, Universal Inspection Corporation, Blue Atlantic Reinsurance Corporation and any other current or future Material Subsidiary of Borrower.

“Material Subsidiary” means any non-regulated Subsidiary of the Borrower that either (a) of the end of the most recently completed fiscal year of Borrower for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of Borrower and all its Subsidiaries as of the last day of such period or (b) for the most recently completed fiscal year of Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of Borrower and all of its Subsidiaries for such period.

“RenRe” means RenaissanceRe Ventures Ltd., a company organized and existing under the laws of Bermuda.

“RenRe Guaranty” means that certain Subsidiary Guaranty and Suretyship Agreement dated as of the First Amendment Effective Date executed and delivered by Guarantors in favor of RenRe pursuant to which Guarantors guarantee all of the RenRe Indebtedness, as amended, supplemented, renewed, extended, replaced, or restated from time to time.

“RenRe Indebtedness” means all of the Indebtedness incurred by Borrower pursuant to the RenRe Loan Agreement.

“RenRe Loan Agreement” means that certain Term Loan Agreement dated as of the First Amendment Effective Date by and between Borrower and RenRe, as amended, supplemented, renewed, extended, replaced, or restated from time to time.

“RenRe Loan Documents” means the RenRe Loan Agreement, the RenRe Guaranty and such other documents, agreements, consents, affidavits or instruments which have been or will be executed in connection with therewith or any such other agreement or instrument and any additional documents delivered in connection with therewith and the transactions contemplated thereunder, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“RenRe Sharing Agreement” means that certain Sharing Agreement dated as of the First Amendment Effective Date by and among Lender, RenRe, Borrower and Guarantors, as amended, supplemented, renewed, extended, replaced, or restated from time to time.

(c) Subsection (c) of the definition of “Indebtedness” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(c) all net obligations of such Person under any Swap Contracts (other than any Swap Contract of the nature described in Section 4.9 hereof);”

(d) The first sentence of Section 2.11 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“Subject to the terms of the RenRe Sharing Agreement, the Obligations of Borrower shall be senior obligations of Borrower which Borrower hereby agrees to repay upon the terms and conditions set forth herein and in the other Loan Documents.”

(e) Section 3.4(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Neither Borrower nor any Subsidiary is (i) the subject of any investigation, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding or (ii) operating under any written or oral formal or informal agreement or understanding with the licensing authority of any jurisdiction or other Governmental Authority, in either case, which restricts the conduct of its business, or requires it to take, or to refrain from taking, any action, except that UPCIC is subject to a restriction in the State of North Carolina relating to the premium volume it may write.”

(f) Section 3.6(a) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(a) The financial statements of Borrower dated as of December 31, 2012 (which include a balance sheet, income and expense statement) disclosed in Borrower’s annual report on Form 10-K filed with the SEC for the fiscal year ending December 31, 2012 are true and correct in all material respects, fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof, and no material adverse change has occurred in the financial condition of Borrower and its Subsidiaries since the date thereof.”

(g) Section 3.6(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“The annual statutory financial statements of those Subsidiaries of Borrower that are regulated by the OIR that have been filed or submitted with the OIR for the prior three (3) fiscal years and delivered to Lender were prepared in accordance with SAP.”

(h) Section 3.7(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(b) Absence of Undisclosed Liabilities. Borrower and its Subsidiaries have no liabilities or obligations, either accrued, absolute, contingent or otherwise, other than (i) the Obligations, (ii) the liabilities and obligations set forth in Borrower’s financial statements previously delivered to Lender as described in Section 3.6 hereof, (iii) the liabilities or obligations disclosed by Borrower in any document or disclosure filed by it with the SEC and (iv) other immaterial liabilities and obligations incurred by Borrower and its Subsidiaries in the ordinary course of business.”

(i) The last sentence of 3.10 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Borrower’s federal taxpayer’s identification number is 65-0231984.”

(j) The last sentence of 3.11(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“No Subsidiary is restricted, prohibited or limited in any way from making Distributions to Borrower under its Constituent Instruments or any Legal Requirements applicable to such Subsidiary with respect to the aggregate amount of Distributions permitted in any fiscal year other than the limitations set forth in (a) the Florida Business Corporation Act, and, in the case of any Subsidiary not organized in the State of Florida, any similar statute in the state in which such Subsidiary is organized, and (b) the FIC and any other similar statutes in the states in which such Subsidiary is regulated.”

(k) The lead-in paragraph of Section 4.1 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Section 4.1 Financial Statements; Reports and Notices; Access. Borrower covenants and agrees that Borrower and its Subsidiaries (i) shall keep and maintain complete and accurate books and records, and (ii) shall permit Lender and any authorized representatives of Lender to have access to and to inspect and examine (and to take notes with respect to) the books and records, any and all accounts, data and other documents of Borrower and its Subsidiaries at all reasonable times upon the giving of reasonable notice of such intent. Borrower shall also provide to Lender, on an annual basis, such financial statements and evidence of expenses and earnings as are kept by Borrower and its Subsidiaries and other documentation and information of Borrower and its Subsidiaries as Lender may reasonably request. In addition, Borrower shall deliver to Lender the following:”

(l) Section 4.1(a) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(a) Reserved.”

(m) The first sentence of Section 4.2(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(b) Borrower shall, and shall cause each Subsidiary to, maintain reinsurance programs with no less coverage in the aggregate than in effect on the Closing Date.”

(n) Section 4.3 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“4.3 Payment of Taxes. Borrower shall, and shall cause each Subsidiary to, pay and discharge all Taxes imposed upon Borrower and such Subsidiary, upon its income or profits, or upon any property belonging to Borrower and such Subsidiary before delinquent, if such failure would have a Material Adverse Effect; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Tax if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established as determined by Borrower in its reasonable discretion.”

(o) Subsection (i) in the third sentence of Section 4.5 is hereby amended in its entirety to provide as follows:

“(i) any default under any material agreement, contract, or other instrument to which Borrower or any Subsidiary is a party or by which any of Borrower’s or any Subsidiary’s properties are bound and which remains uncured beyond the expiration of the applicable grace period, if any, or any acceleration of the maturity of any Indebtedness owing by Borrower or any Subsidiary in a principal amount greater than $250,000;”

(p) Section 4.8 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“4.8 Listing. Borrower shall maintain the listing of its common stock on the NYSE MKT LLC (or any other major national securities exchange) and shall comply in all material respects with Borrower’s reporting, filing and other obligations with the SEC.”

(q) A new Section 4.11 is hereby inserted in the Loan Agreement immediately following Section 4.10 thereof:

“4.11 Additional Guarantors. If any Subsidiary of Borrower shall become a Material Subsidiary or Borrower shall form or acquire a Material Subsidiary, Borrower shall, as soon as practicable and in any event within five (5) Business Days after such determination, provide Lender with notice of such new Material Subsidiary and will cause such new Material Subsidiary to (a) execute a Guaranty in the form attached as Exhibit C to the First Amendment in favor of Lender and (b) deliver proof of organizational authority, incumbency of officers, opinions of legal counsel and other documents as Lender may request.”

(r) Section 5.4 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Section 5.4 Mergers or Dispositions. Borrower shall not, nor shall it permit any Subsidiary to, liquidate, dissolve, terminate or otherwise cease its operations, merge into, or consolidate with, any other Person, or convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to any other Person except that (a) Borrower or any Subsidiary may sell, transfer or otherwise dispose of obsolete, damaged, uneconomic or worn out machinery or equipment used in the ordinary course of its business, or machinery or equipment no longer used or useful in the conduct of the applicable Person’s business, and (b) (i) Borrower may liquidate or dissolve any Subsidiary that is not a Material Subsidiary, (ii) any Subsidiary may merger or consolidate into any other Subsidiary and (iii) any Subsidiary may sell, transfer or assign any of its assets to any other Subsidiary so long as, in any of the cases described in this subsection (b), (A) Borrower provides Lender with written notice of such transaction five (5) Business Days prior thereto, (B) Borrower determines in good faith that such transaction is in the best interests of Borrower and it is not materially disadvantageous to Lender and (C) no Event of Default or Potential Default has occurred and is continuing both immediately before and after giving effect to such transaction.”

(s) Section 5.6 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“Section 5.6 Affiliate Transactions. Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary or such Affiliate than would obtain in a comparable arm’s length transaction with a Person not an Affiliate; and, enter into any management, operational or other similar type of contract, agreement or other arrangement in connection with Borrower or such Subsidiary, without the prior written consent of Lender (not to be unreasonably withheld), or enter into any modification or amendment to any such contract, agreement or other arrangement not approved by Lender (not to be unreasonably withheld); provided, however, the foregoing shall not restrict any transactions between (a) any wholly owned Subsidiary of Borrower and Borrower or (b) any wholly-owned Subsidiary of Borrower and any other wholly-owned Subsidiary of Borrower.”

(t) Section 5.8 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“5.8 Business Activities. Borrower shall not engage in any business or conduct any activity (including the making of any investment or payment), other than (a) actions incidental to it being the holding company of its Subsidiaries, (b) the making of Distributions to its equityholders as permitted under Section 5.3 hereof, (c) the performance of its obligations under the Loan Documents, (d) transactions in the ordinary course of business between or among Borrower and its Subsidiaries and (e) the performance of ministerial activities and the payment of taxes and administrative fees.”

(u) A new Section 5.9 is hereby inserted in the Loan Agreement immediately following Section 5.8 thereof:

“5.9 RenRe Loan Documents. Borrower shall not enter into any amendment, waiver or modification of any RenRe Loan Documents, without the prior written consent of Lender.”

(v) Section 7.1(e) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(e) Cross-Defaults, etc. Borrower or any Subsidiary shall (i) default in any payment of Indebtedness to Lender or any Affiliate of Lender (excluding any such payment which is specifically governed by subparagraph (a) above of this Section 7.1), or any payment of Indebtedness in excess of $250,000 payable to any other Person (including, without limitation, the Surplus Note and the RenRe Indebtedness) beyond any period of grace or forbearance provided with respect thereto; or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which any Indebtedness to Lender or any Affiliate of Lender or Indebtedness in excess of $250,000 payable to any other Person (including, without limitation, the Surplus Note and the RenRe Indebtedness) is created if the effect of such default is to cause, or to permit, following any period of grace or forbearance provided with respect thereto, the holder or holders of such Indebtedness (or any representative on behalf of such holder or holders), to cause such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Indebtedness to Lender any Affiliate of Lender or any other Person which is due on demand and such demand is not honored within the time period required;”

(w) Section 7.1(g) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(g) Judgments. A final judgment or order for the payment of money in excess of $250,000 (other than judgments or orders rendered against regulated Subsidiaries in the defense of insurance claims in the ordinary course of its business) which shall not be fully covered by insurance shall be rendered against Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of sixty (60) consecutive days and which judgment shall have a Material Adverse Effect in Lender’s reasonable opinion;”

(x) Section 7.1(n) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(n) Distributions. Borrower’s Subsidiaries shall be restricted, prohibited or limited from making Distributions to Borrower for any reason (including, without limitation, as a result of a Change in Law, an amendment to such Subsidiary’s Constituent Instruments or the inability of such Subsidiary to satisfy any Legal Requirement for the making of such Distribution) in an aggregate amount that, together with Borrower’s cash and cash equivalents, would be necessary to make the interest payments required hereunder or otherwise satisfy the Obligations hereunder as they become due;”

(y)(i) The reference to “or” at the end of Section 7.1(o) of the Loan Agreement is hereby deleted, (ii) the period at the end of Section 7.1(p) of the Loan Agreement is hereby deleted and replaced with “; or” and (iii) a new Section 7.1(q) is hereby inserted in the Loan Agreement immediately following Section 7.1(p) thereof:

“(q) Default under Guaranty. (i) Any Guarantor shall fail to make any payment, when due, in respect of any Guaranteed Obligations (as defined in the Guaranty) pursuant to the terms thereof; (ii) any Guarantor shall fail to perform or observe any covenant, agreement or provision to be performed or observed under the Guaranty or any other Loan Document; or (iii) any representation or warranty of any Guarantor in the Guaranty or in any other Loan Document shall prove to have been false or misleading in any material respect at the time made or intended to be effective.”

Section 3. Conditions Precedent. This Amendment shall be subject to the satisfaction of the following conditions:

(a) the parties hereto have executed counterparts of this Amendment;

(b) Lender receives the Guaranty duly executed by Guarantors;

(c) Lender receives executed copies of the RenRe Loan Agreement, the RenRe Guaranty and all other RenRe Loan Documents;

(d) Lender receives the RenRe Sharing Agreement duly executed by all parties thereto;

(e) Lender receives a certificate of a Responsible Officer of Borrower and each Guarantor (each a “Loan Party”) satisfactory to it, evidencing (i) that this Amendment, the Guaranty and the transactions contemplated herein, have been duly authorized and executed by all appropriate actions on the part of such Loan Party and (ii) the incumbency and signatures of the officers of such Loan Party and the organizational documents of such Loan Party, which may include confirmation that the organizational documents and other information certified in the Responsible Officer’s certificate of Borrower delivered to Lender on the Closing Date remains unchanged and in full force and effect, except with respect to any changes as described therein; and

(f) Borrower shall have paid all fees and expenses, as such are due and payable under Section 7 hereof.

Section 4. References. At all times following the effectiveness of this Amendment, each reference (a) to “this Agreement” throughout the Loan Agreement, and (b) to “the Loan Agreement” throughout the Note and the other Loan Documents, shall be deemed amended to refer to the Loan Agreement as amended hereby, and as the same may be further modified, amended, consolidated, increased, renewed, supplemented and/or extended from time to time.

Section 5. Loan Party Representations. Each Loan Party hereby represents and warrants to Lender as follows:

(a) Representations. Each of the representations and warranties of such Loan Party contained or incorporated in the Loan Agreement, as amended by this Amendment, the Note, the Guaranty or any other Loan Document to which such Loan Party is a party, is true and correct in all material respects on and as of the date hereof (except if any such representation or warranty is expressly stated to have been made as of a specific date, then as of such specific date).

(b) No Default. No Event of Default has occurred and is continuing.

(c) Power and Authority; Enforceability. Such Loan Party has all necessary corporate power and authority to execute, deliver and perform its obligations under this Amendment and the Guaranty, as applicable; this Amendment and the Guaranty, as applicable, has been duly authorized by all necessary corporate action on the part of such Loan Party; and this Amendment and the Guaranty, as applicable, has been duly and validly executed and delivered by such Loan Party, and constitutes such Loan Party’s legal, valid and binding obligations, enforceable against such Loan Party in accordance with its terms, subject only to Debtor Relief Laws and general principles of equity.

(d) No Counterclaims, etc. No Loan Party has any counterclaim, offset, defense or right of recoupment of any kind against Lender, or any of its Affiliates, under the Loan Agreement, the Note, the Guaranty or any other Loan Document to which such Loan Party is a party, or any other related instrument or evidence of indebtedness.

Section 6. Ratification. Except as modified herein, the provisions of the Loan Agreement, the Note and each of the other Loan Documents are reaffirmed, ratified and confirmed in their entirety by each Loan Party and shall remain unchanged and in full force and effect, and this Amendment shall not constitute a novation, extinguishment or substitution of the Obligations.

Section 7. Fees and Expenses. In accordance with Section 8.4 of the Loan Agreement, Borrower agrees to pay Lender all costs and expenses incurred by Lender including, without limitation, Attorney Costs in connection with preparing, executing, delivering and administering this Amendment.

Section 8. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Amendment is governed by and shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law); each Loan Party further agrees to submit to the jurisdiction of New York State or federal courts as provided in the Loan Agreement and the Guaranty.

(b) Agreements, Etc. The terms of this Amendment may be waived, modified and amended only by an instrument in writing duly executed by Borrower and Lender. Any such waiver, modification or amendment shall be binding upon each Loan Party and Lender and each of their respective successors and permitted assigns.

(c) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each Loan Party and Lender.

(d) Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

(e) Counterparts. This Amendment may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Amendment by facsimile or electronic PDF copy shall be as effective as delivery of a manually executed counterpart of this Amendment.

(f) Invalid Provisions. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws, the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected thereby, unless such continued effectiveness of this Amendment, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER: UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P.Downes
Name: Sean P. Downes Title: CEO

LENDER: DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Tom Sullivan
Name: Tom Sullivan Title: Managing Director

By:	/s/ Kirk Stafford
Name: Kirk Stafford Title: Vice President

[Additional Signatures to Follow]

SIGNATURE PAGE TO

FIRST AMENDMENT AND CONSENT

TO REVOLVING LOAN AGREEMENT

AGREED AND ACKNOWLEDGED: GUARANTORS: UNIVERSAL RISK ADVISORS

By:	/s/ Sean P. Downes
Name: Sean P. Downes
Title: CEO

UNIVERSAL ADJUSTING CORPORATION

By:	/s/ Sean P. Downes
Name: Sean P. Downes
Title: CEO

UNIVERSAL INSPECTION CORPORATION

By:	/s/ Sean P. Downes
Name: Sean P. Downes
Title: CEO

BLUE ATLANTIC REINSURANCE CORPORATION

By:	/s/ Sean P. Downes
Name: Sean P. Downes
Title: CEO

SIGNATURE PAGE TO

FIRST AMENDMENT AND CONSENT

TO REVOLVING LOAN AGREEMENT